                                                        EXHIBIT 99.1

SUPERIOR INDUSTRIES REPORTS 2009 SECOND QUARTER RESULTS

VAN NUYS, CALIFORNIA – August 7, 2009 -- Superior Industries International, Inc. (NYSE:SUP) today announced a net loss of $21.0 million, or $0.79 per share, for the second quarter of 2009, which included a $2.9 million pretax charge for the impairment of long-lived assets primarily related to the closure of wheel manufacturing plants in Pittsburg, Kansas and Van Nuys, California, and $4.1 million of severance and other non-impairment costs associated with the plant closures and other workforce reductions.  This compares to net income of $5.1 million, or $0.19 per diluted share, for the second quarter of 2008.  Unit shipments decreased 52% in the 2009 second quarter compared with the same period a year ago.

Compared with the first quarter of 2009, sales in the 2009 second quarter declined less than 1%, on lower unit shipments of 2.6%.  During the second quarter, two of the company’s major customers, Chrysler and GM, had extended periods of shutdown and closed certain plants, which significantly impacted Superior’s unit shipments during the period.

To address the industry-wide reduction in demand for aluminum wheels, Superior previously announced that it would close its manufacturing facilities in Pittsburg, Kansas in December 2008 and Van Nuys, California in June 2009.  The company ceased production at the plants as scheduled.

“Unit shipments in the 2009 second quarter were the lowest in nearly 17 years, however we are encouraged by recent progress demonstrated by OEMs and the industry,” said Steven Borick, Chairman, President and Chief Executive Officer.  “Based in part on new orders thus far in the current quarter, we anticipate moderate improvements during the next six months.

“We continue to manage our cash and resources judiciously through this downturn,” Borick added.  “The company again generated positive cash flow during the second quarter.”

Second Quarter Results

Consolidated net sales for the second quarter of 2009 decreased 63% to $80.9 million from $217.4 million for the second quarter of 2008.  Unit wheel shipments decreased 52% during the same period.  Average selling prices decreased approximately 22% compared with the prior year due principally to a reduction in the pass-through pricing of aluminum.

Gross loss was $12.1 million, or 14.9% of net sales in the second quarter of 2009, compared to gross profit of $12.1 million, or 5.5% of net sales, for the second quarter of 2008.  Dramatically lower customer requirements during the 2009 second quarter resulted in wheel production decreasing by 52% compared with the same period a year ago, significantly impacting absorption of plant fixed costs.  Severance and other non-impairment costs associated with plant closures and other workforce reductions totaled approximately $4.1 million in the 2009 second quarter.  In addition, medical and workers’ compensation expenses relating to the Van Nuys plant increased $2.3 million during the period.

The company recorded $2.9 million of impairment costs in the second quarter to reflect the realized loss on disposal of assets previously impaired in its Pittsburg, Kansas and Van Nuys, California facilities.  The impairment charge also included $0.6 million associated with the pending sale of the company’s Johnson City, Tennessee facility, which ceased operations in 2007.

SG&A expenses decreased 15% to $5.8 million, or 7.2% of net sales, from $6.9 million, or 3.2% of net sales, for the second quarter of 2008.  The principal decreases in the current quarter were reductions in salaries and related expenses of $0.4 million and a reduction in the provision for doubtful accounts of $0.3 million.

Loss before income taxes and equity earnings was $21.6 million compared to income before taxes and equity earnings of $4.4 million for the second quarter of 2008.

Net income includes tax benefits of $2.8 million and $0.1 million for the second quarters of 2009 and 2008 respectively.

At June 30, 2009, working capital was $247.4 million, including cash and cash equivalents of $169.3 million.  At June 30, 2008, working capital was $286.8 million, including cash and cash equivalents of $98.1 million.  Superior has no debt.

First Half Results

Net sales for the first six months of 2009 decreased 63% to $162.4 million from $439.6 million for 2008.  Unit wheel shipments decreased 54% compared with the prior year.

Gross loss was $26.6 million, or 16.4% of net sales, which included $7.2 million of severance and other non-impairment costs associated with plant closures and workforce reductions.  This compares to gross profit of $21.4 million, or 4.9% of net sales, in the comparable 2008 period.

SG&A expenses decreased to $10.6 million from $13.1 million in 2008.  The principal decreases were in the provision for doubtful accounts of $1.0 million, salaries and related expenses of $0.5 million.

During the first six months of 2009, the company recorded impairment costs associated with the closures of its Pittsburg and Van Nuys plants, impairment costs of its operating assets at the Fayetteville, Arkansas plant, and an additional write-down of the Johnson City property to reflect current market value, totaling $11.8 million.

Loss before income taxes and equity earnings from joint ventures was $50.7 million compared to income before income taxes and equity earnings from joint ventures of $8.1 million for the first six months of 2008.  Equity in earnings (loss) of joint ventures was a loss of $3.1 million compared to income of $2.7 million for the same period in 2008, as the 2009 European automotive market faces challenges similar to the North American market.

Income tax provision was $23.6 million compared with a provision of $2.5 million for the first six months of 2008.  In the first quarter of 2009, the company recorded a valuation reserve on its U.S. deferred tax assets totaling $25.3 million due to the deterioration of projected U.S. based income.  Tax benefits of operating losses, tax credit carryforwards and other tax assets are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward periods, and other facts and circumstances.

The company’s tax expense or benefit as a percentage of income before taxes will not compare to the U.S. statutory rate of 35%, due to differing tax rates in the various taxing jurisdictions in which the company operates and the mix of income and losses within those jurisdictions.

Net loss was $77.5 million, or $2.90 per share, compared to net income of $8.3 million, or $0.31 per diluted share, in the same period in 2008.

Conference Call

Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) on August 7, 2009 that will be broadcast on the Company's website, www.supind.com.  Interested parties are invited to listen to the web cast.  In addition, a PowerPoint presentation will be posted on the Company’s website and will be referred to during the conference call.  The web cast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company’s management plans to review its financial results and discuss other financial and operating matters.  In addition, management might disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Net Sales	$80,886	$217,385	$162,434	$439,623
Costs and Expenses
Cost of Sales	92,942	205,331	189,003	418,183
Selling and Administrative Expenses	5,838	6,900	10,613	13,110
Impairment of Long-Lived Assets	2,894	-	11,804	-
Income (Loss) From Operations	(20,788)	5,154	(48,986)	8,330

Interest Income, net	359	706	759	1,686
Other Expense, Net	(1,153)	(1,464)	(2,454)	(1,906)

Income (Loss) Before Income Taxes
and Equity Earnings	(21,582)	4,396	(50,681)	8,110

Income Tax Benefit (Provision)	2,817	79	(23,643)	(2,541)
Equity in Earnings (Loss) of Joint Ventures	(2,204)	620	(3,146)	2,705

Net Income (Loss)	$(20,969)	$5,095	$(77,470)	$8,274

Earnings (Loss) Per Share:
Basic	$(0.79)	$0.19	$(2.90)	$0.31
Diluted	$(0.79)	$0.19	$(2.90)	$0.31

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,668,000	26,652,000	26,668,000	26,645,000
Diluted	26,668,000	26,792,000	26,668,000	26,733,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of June 30
	2009	2008
Current Assets	$297,677	$372,714
Property, Plant and Equipment, net	188,229	294,927
Investments and Other Assets	60,389	88,340
	$546,295	$755,981

Current Liabilities	$50,326	$85,895
Long-Term Liabilities	100,164	105,991
Shareholders' Equity	395,805	564,095
	$546,295	$755,981